Exhibit 99.1

Leatt Corp Financial Results for the Fourth Quarter and Full Year 2012

CAPE TOWN, South Africa, March 28, 2013 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for 2012, including the fourth quarter ended December 31, 2012. Leatt is a global developer, marketer and distributor of personal protective equipment for all forms of sports, especially extreme motor sports; products include the flagship Leatt-Brace®, a widely recognized neck brace system designed to help prevent potentially devastating injuries to the cervical spine (neck) for helmeted sports. All financial numbers are in US dollars.

CEO Sean Macdonald commented, “2012 was a transitional year, where we continued our leap from being a company with one well-known product to being a company with multiple product lines for multiple sports. We have introduced a number of new products, including our 3DF® soft protection products, which were shipped to distributors for the first time during the fourth quarter. Overall sales were lower, due to a decrease in neck-brace sales, as distribution channels were re-worked and some new OEM distributors came on board, in some cases replacing other distributors whose capabilities did not match our goals for the expanded product lines. However our new products performed well, with 131% growth in body protection products. We expect that our introduction of new products to the marketplace will continue in the near term. We believe that our worldwide reputation for laboratory proven, innovative safety products will help us gain market share in markets that are already being served by other companies, but we expect that more competitive pricing will continue to result in lower, though acceptable margins, compared to the Leatt-Brace®.”

Fourth Quarter Highlights:

The Company had a number of successes during the Fourth Quarter of 2012, including the following highlights:

  In October, our Leatt Brace® patent was challenged in the European Patent Office and emerged stronger than ever.

  In November, we received SFI certification of our new race-car neck brace, potentially a very large new market entry.

  Body protection expert Jörn Steffens joined our product development team.

  We shipped our first 3DF® soft protection products to distributors. The 3DF® line protects more areas of the body, including the knees and elbows, while providing our usual safety and comfort. We believe that the 3DF® line is a logical extension of our brace and body protection products, and can be sold along with better-known Leatt products to professional athletes, as well as to everyday enthusiasts riding bicycles, skateboards, snowboards, motorbikes and a host of other sporting activities.

Fourth Quarter 2012 Financial Performance

For the three months ended December 31, 2012, revenues were $6.1 million, with a net profit of $630,847 or $0.12 per share, as compared to $6.4 million, with net income of $445,924, or $0.09 per share, for the fourth quarter of 2011. We were pleased that our return on sales exceeded 10% for the fourth quarter.

Our cash and cash equivalents decreased to $667,671 at year-end, largely due to a steep increase in accounts receivable, a situation that can be anticipated with new products and new distributors. Our current ratio was at 3.2:1, slightly up from 3.1:1 at the end of 2011. We have no long-term debt and a short-term note that is used solely to finance our product liability insurance premium.

Mr. Macdonald added, “We held our operating costs down despite significant costs related to increased product liability insurance premium expense and litigation, as well as the costs of becoming and maintaining our status as a U.S. public company. In January 2013, our Leatt Chest Protector Pro Lite® was named 2012 Product of the Year by Transworld Motocross magazine. We are focusing on innovative ways to improve margins while maintaining our award-winning standards for safety and quality products.”

Fiscal Year 2012 Financial Performance

Revenue for the year ended December 31, 2012 decreased by $1.3 million (or 7%), to $16.6 million, compared to $17.9 million in the same period a year ago. Gross profit for 2012 was $8.9 million or 54%, down from 58% for 2011. In spite of improved performance in the fourth quarter, our operating income was $65,524, down from an operating income of $858,530 in 2011, as professional fees rose steeply due to litigation and the push to be a fully reporting public company in the US, including the recently gained DTC eligibility for our common stock, which will make it easier for US investors to buy and hold Leatt shares. We reported a net profit of $78,643 for 2012, representing a decrease of $685,856 (or 90%) from a net income of $764,499 for 2011. Fully diluted income per share was $0.015 compared to fully diluted income per share of $0.15 for 2011.

Business Outlook

Mr. Macdonald said, “We anticipate that demand for our products, especially the new protective products, will increase through 2013, and we intend to continue to add innovative new products to our catalog. Our mission is to be a broad-spectrum provider for sporting-goods and specialty sports stores in the U.S. and around the world.”

“We expect to continue strengthening our brand to represent quality and safety balanced with comfort and competitive pricing. We have substantially grown our development team to include team members with international product development experience and they are continuing to focus on developing additional brace and protection lines that will protect more people in more sports.”

“We also have scheduled a week of investor road show meetings in June for New York City, Boston, Chicago and San Francisco where we plan to introduce Leatt to more investors and analysts. We look forward to telling the Leatt story across the U.S.”

Conference Call:

The Company will host a conference call at 11:00 am Eastern Time on March 28, 2013, to discuss fourth quarter and fiscal year 2012 results and answer questions from investors. Participants may access the call by dialing 1-877-317-6789 (USA) or +1-412-317-6789 (international).

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, http://www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-344-7529 (USA) or +1-412-317-0088 (international) and using passcode 10026676.

For those unable to attend to the live webcast, it will be archived shortly following the event for 30 days in the Investors section of the Company's website.

About Leatt Corporation

Leatt Corporation develops, distributes and markets personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | www.leatt.com

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the financial outlook of the Company; the general ability of the Company to achieve its commercial objective; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt-brace.com
+ (27) 21 557 7257

Allen & Caron, Inc.
Rudy Barrio (Investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (Media)
len@allencaron.com
(949) 474-4300

- Financial Tables Follow -

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

ASSETS
	2012	2011
Current Assets
Cash and cash equivalents	$667,671	$1,084,806
Short-term investments	311,263	310,329
Accounts receivable	3,532,811	2,993,681
Inventory	3,770,932	3,679,223
Payments in advance	168,710	179,653
Deferred tax asset	47,000	47,000
Prepaid expenses and other current assets	874,113	825,817
Total current assets	9,372,500	9,120,509

Property and equipment, net	1,127,707	1,372,521

Other Assets
Deposits	44,495	33,509
Intangible assets	111,358	116,230
Total other assets	155,853	149,739

Total Assets	$10,656,060	$10,642,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,000,554	$2,171,456
Customer deposits	-	265
Income taxes payable	115,000	148,000
Short term loan, net of finance charges	837,721	617,010
Total current liabilities	2,953,275	2,936,731

Deferred tax liabilities	38,000	100,000
Commitments and contingencies
Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,200,623 shares issued and outstanding	130,008	130,008
Additional paid - in capital	7,302,352	7,286,865
Accumulated other comprehensive income	164,235	199,618
Retained earnings (accumulated deficit)	65,190	(13,453)
Total stockholders' equity	7,664,785	7,606,038

Total Liabilities and Stockholders' Equity	$10,656,060	$10,642,769

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Revenues	$16,577,350	$17,878,727
Cost of Revenues	7,668,054	7,469,581
Gross Profit	8,909,296	10,409,146
Product Royalty Income	262,566	99,268
Operating Expenses
Salaries and wages	2,261,349	2,369,666
Commissions and consulting expenses	512,690	499,482
Professional fees	1,145,227	769,628
Advertising and marketing	1,528,949	1,578,346
Office rent and expenses	264,264	256,714
Research and development costs	1,107,042	1,224,965
Bad debt expense (recovery)	(257,223)	326,507
General and administrative expenses	2,123,270	2,226,187
Depreciation	420,770	398,389
Total operating expenses	9,106,338	9,649,884

Income from Operations	65,524	858,530
Other Income
Interest and other income, net	60,817	23,142
Total other income	60,817	23,142
Income Before Income Taxes	126,341	881,672
Income Taxes	47,698	117,173
Net Income Available to Common Shareholders	$78,643	$764,499
Net Income per Common Share
Basic	$0.015	$0.15
Diluted	$0.015	$0.15
Weighted Average Number of Common Shares Outstanding
Basic	5,200,623	5,208,398
Diluted	5,200,623	5,208,398
Comprehensive Income
Net Income	$78,643	$764,499
Other comprehensive income (loss), net of $-0- deferred income taxes in 2012 and 2011 Foreign currency translation	(35,383)	(326,663)
Total Comprehensive Income	$43,260	$437,836

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash flows from operating activities
Net income	$78,643	$764,499
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	420,770	398,389
Deferred income taxes	(62,000)	(5,100)
Stock-based compensation	15,487	-
Bad debts	7,787	36,463
Gain on sale of property and equipment	(7,712)	(8,553)
(Increase) decrease in:
Accounts receivable	(546,917)	(182,331)
Inventory	(91,709)	(922,027)
Payments in advance	10,943	(59,503)
Prepaid expenses and other current assets	(48,296)	(14,014)
Income tax refunds receivable	-	40,300
Deposits	(10,986)	(953)
Increase (decrease) in:
Accounts payable and accrued expenses	(170,902)	430,443
Income taxes payable	(33,000)	148,000
Customer deposits	(265)	(69,723)
Net cash provided by (used in) operating activities	(438,157)	555,890
Cash flows from investing activities
Capital expenditures	(213,098)	(477,683)
Proceeds from sale of property and equipment	7,712	20,013
Increase in short-term investments, net	(934)	(1,094)
Net cash used in investing activities	(206,320)	(458,764)
Cash flows from financing activities
Repurchase of common stock	-	(81,417)
Proceeds from (repayments of) short-term loan, net	220,711	(14,420)
Net cash provided by (used in) financing activities	220,711	(95,837)
Effect of exchange rates on cash and cash equivalents	6,631	(151,590)
Net decrease in cash and cash equivalents	(417,135)	(150,301)
Cash and cash equivalents - beginning of year	1,084,806	1,235,107
Cash and cash equivalents - end of year	$667,671	$1,084,806
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$11,103	$10,197
Cash paid for income taxes	$143,207	$1,600
Other noncash investing and financing activities
Common stock issued for services	$15,487	$-